Exhibit 10.1

EXCLUSIVE DISTRIBUTION AGREEMENT

AGREEMENT (the “Agreement”) dated                     , 2007 among R. T. VANDERBILT COMPANY, INC. and VANDERBILT INTERNATIONAL, Sarl, corporations having an office at 30 Winfield Street, Norwalk, Connecticut, U.S.A. (“Vanderbilt”); and Platinum Research Organization, Inc., a Delaware Corporation, having an office at 2828 Routh Street, Suite 500, Dallas, TX 75201 (“PRO” ).

W I T N E S S E T H:

WHEREAS, PRO produces and sells certain Products (as hereinafter defined), and wishes to sell such Products to Vanderbilt and to engage Vanderbilt as its exclusive distributor for the sale of Products in the Territory as hereinafter defined; and

WHEREAS, Vanderbilt wishes to purchase the Products and to act as such exclusive distributor and/or reseller of such Products under the terms and conditions herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

As used herein, the terms set forth below shall have the meanings given to them there.

1.1 “Products” shall mean those products listed in Exhibit A which Exhibit may be modified from time to time by mutual written agreement of the parties.

1.2 “Territory” shall have the meaning described in Exhibit B.

1.3 “Patents” shall mean patents, pending patents, claims of patent, design patents, pending design patents, or claims of design patent owned by PRO relating to the Products and in effect in the Territory.

1.4 (a) “Know-How” shall mean all production procedures, all design, engineering, production, manufacturing and other technical data, information, specifications, designs, methods, processes, systems, test reports, guidelines and trade secrets relating to the manufacture, use and sale of the Products, which either PRO or Vanderbilt has separately acquired or may acquire from time to time and reasonably considers confidential, which are not generally known, and which are of material commercial value.

(b) “Shared Know-How” shall mean Know-How that is reasonably required to assist Vanderbilt in the marketing, sales and support of the Product.

1.5 “Trademarks” and “Trade Names” shall mean the trade names and trademarks associated with the Products as set forth in Exhibit A, attached hereto and made a part hereof which Exhibit may be modified from time to time by mutual written agreement of the parties. PRO agrees to follow reasonable Vanderbilt requirements regarding Vanderbilt trademarks which are listed on Exhibit A or as may be added to Exhibit A from time to time by mutual agreement.

1.6 “Confidential Information” shall mean Know-How and other confidential or proprietary information regarding PRO’s or Vanderbilt’s business or any aspect of this Agreement, including, without limitation, customer lists and financial, marketing and other information which either party has acquired or may acquire from time to time from the other party with the understanding that such information and/or data are confidential. Notwithstanding the above, “Confidential Information” shall not include information: i) which the receiving party can demonstrate was in its possession at the time of disclosure and was not acquired by the receiving party directly or indirectly from disclosing party on a confidential basis, ii) which becomes available to receiving party on a non-confidential basis from a source other than disclosing party (whether directly or indirectly) and which source to the best of receiving party’s knowledge did not acquire the information on a confidential basis, or iii) which is approved for release or use without restriction by written authorization of an officer of the Party owning the Confidential Information. If Confidential Information is required to be disclosed by any federal or state law, rule or regulation or by any applicable judgment, order or decree of any court or governmental body or agency having jurisdiction the Party required to disclose the Confidential Information will give the Party owning the Confidential Information notice, to the extent reasonably practicable, of the proposed disclosure so as to afford the Party owning the Confidential Information an opportunity to seek to prevent its disclosure. The parties hereto agree to keep Confidential Information confidential and to continue to be bound by the terms and conditions of their September 1, 2005 Confidentiality Agreement.

1.7 “Affiliate” shall mean any other entity (a) that directly or indirectly controls, or is under common control with, or is controlled by one of the Parties or (b) is at least 50% beneficially owned by one of the Parties. As used in this definition, “control” (including with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, (whether through ownership of securities or partnership or other ownership interests, by contract, or otherwise).

ARTICLE II

GENERAL APPOINTMENT

2.1 Appointment. PRO hereby appoints Vanderbilt as its exclusive, worldwide distributor for the sale, purchase and resale of the Products into the Lubricating Grease Market in the Territory subject to the terms and conditions of this Agreement. Vanderbilt accepts the appointment and agrees to purchase the Products from PRO under the terms and conditions of this Agreement.

2.2 Relationship of the Parties. The relationship between PRO and Vanderbilt is that of independent contractors and not that of employer-employee or principal-

agent. Vanderbilt shall not be the agent or legal representative of PRO, nor shall PRO be the agent or legal representative of Vanderbilt. Neither PRO nor Vanderbilt shall have the right, power or authority to assume or undertake any obligation whatsoever or make any representation on behalf of the other unless authorized to do so in writing.

ARTICLE III

GENERAL TERMS OF DISTRIBUTORSHIP

3.1 Best Efforts. Vanderbilt agrees to use its best efforts to promote the sale of, and to solicit and secure orders for the Products in the Territory and, subject to the provisions of Section 4.4 below and to purchase the Products from PRO. PRO agrees to sell the Products to Vanderbilt as PRO’s exclusive distributor of Products in the Territory.

3.2 Promotion and Advertising. PRO shall, at its own expense, supply Vanderbilt with up-to-date samples, Shared Know-How and technical data, promotional material and service information as is appropriate in order for Vanderbilt to conduct laboratory and market tests and to promote and develop sales of the Products. Vanderbilt agrees not to use any such provided material, including Share Know-How for any purpose other than in furtherance of its obligations and undertakings as set forth in this Agreement.

3.3 Compliance. PRO shall, at its own expense, provide Vanderbilt with all relevant technical information known to PRO as a result of industry standard due diligence and necessary to comply with all statutes, rules and regulations relating to the sale of the Products in the Territory. PRO also agrees, at its own expense, that it will promptly conduct all required testing of the Products and obtain all required registrations of the Products in all pertinent marketplaces for the Products, including, but not limited to, in order of preference, the following: United States, Canada, European Union, Japan, Australia, China, Korea and the Philippines. Such testing and registration of the Products shall be completed no later than two (2) years from the execution of this Agreement.

3.4 Promotion and Publicity. (a) All promotions and advertising of the Products shall be formulated and implemented by Vanderbilt at its own cost. Vanderbilt agrees to consult with PRO before implementing any such promotion or advertising campaign and to make any reasonable changes suggested by PRO, provided that PRO agrees to share the costs of any such revisions. All such promotional material shall be accurate and shall be consistent with promotional material used by PRO in its own advertising and promotional campaigns. PRO shall provide Vanderbilt with its publicity and promotional material with respect to the Products, which Vanderbilt shall use its best efforts to include in its promotions and advertising; provided, however, that such material shall not be changed in any material respect without the prior written consent of PRO. Vanderbilt will not materially alter the packaging of the Products without the prior consent of PRO, and each party will cause the labeling of Products sold hereunder to comply with all applicable regulations governing such labeling from time to time; provided, however, Vanderbilt may add any labeling that it determines is required under applicable law, or otherwise necessary to meet legal or customer requirements.

(b) PRO shall use its best efforts to provide Vanderbilt and/or its customers with all such information, Shared Know-How, and technical assistance with respect to the application of the Products as they reasonably request.

3.5 Non-Infringement. Vanderbilt shall not advertise, promote or sell any Product which infringes any Patent, Trademark or copyright, or which violates any trade secret of PRO. The provisions of clause 3.5 shall not apply until such time as Vanderbilt has knowledge, or reasonably should have knowledge, that a Patent, Trademark, copyright or trade secret is being violated in the manufacture or use of a particular product.

ARTICLE IV

PRICE, PAYMENT AND DELIVERY TERMS

4.1 General Terms. PRO agrees to sell the Products to Vanderbilt, and Vanderbilt agrees to purchase the Products from PRO on the terms and conditions set forth in this Agreement.

4.2 Price. Vanderbilt shall purchase the Products for its own account from PRO at the prices in effect, as reflected in Exhibit A at the time PRO accepts Vanderbilt’s order. Initial prices for the Products are listed in Exhibit A. Prices may be changed at any time by PRO on ninety (90) days’ prior written notice to Vanderbilt. Exhibit A may be revised as necessary to reflect the implementation of mutually agreed upon price changes.

4.3 Payment. Invoices for sales of Products hereunder shall be prepared by PRO and presented to Vanderbilt at the time of shipment, on the basis of PRO’s weighing of the Products covered thereby, subject, however, to Vanderbilt’s confirmation of such weights upon delivery of the Products; and in the event of any material discrepancy between PRO’s weighing and Vanderbilt’s confirmation thereof, whether due to shrinkage or ordinary deterioration during shipment, or otherwise, the parties shall negotiate in good faith to resolve such discrepancy and make any required adjustment to PRO’s invoice. In the event that the parties cannot, in good faith, agree to an adjustment, the parties agree to accept the average of the two conflicting weights. Subject to any such adjustment, Vanderbilt shall pay each invoice in U.S. dollars within thirty (30) days after receipt of the Products by (i) Vanderbilt, or (ii) its warehouse, or (iii) its customer, whichever occurs first.

4.4 Placement of Orders and Shipping. PRO shall ship supplies of the Products within thirty (30) days of receipt of written orders therefore from Vanderbilt. If PRO is unable to ship within such period, it will promptly notify Vanderbilt informing Vanderbilt of PRO’s anticipated shipping date.

4.5 Delivery. Delivery of the Products to Vanderbilt shall be FOB Vanderbilt’s warehouse, transportation prepaid by PRO. Title to and risk of loss of Products shall pass upon delivery to Vanderbilt, its warehouse or its customer, whichever occurs first.

4.6 Product Modification. Any modification in chemical components, raw materials, manufacturing sources, manufacturing locations, manufacturing facilities, and/or processes must be reported to and reasonably agreed to by Vanderbilt prior to implementation. Any changes to the limits given in the specification of any Product must be notified to Vanderbilt and reasonably agreed to by Vanderbilt before any dispatch of any modified Product and a new specification and safety data sheet, must be drafted for any such modified Product. All raw materials and/or supplies shall in all material respects be chemically consistent, both in nature and concentration, with the original raw materials and/or supplies used in the Products. All raw materials and/or supplies shall in all material respects meet the original specifications herein.

ARTICLE V

WARRANTIES, INDEMNIFICATION AND RETURNS

5.1 Warranty. PRO warrants to Vanderbilt that the Products sold to Vanderbilt under this Agreement (including all replacement Products) shall be fit and sufficient for the purpose intended, merchantable, of good material and workmanship, free from defect, and in accordance with PRO’s specifications shown in Exhibit C. Vanderbilt shall notify PRO in writing of any claims of defect or non-conformity noticeable upon ordinary inspection within two (2) years or the applicable statute of limitation, whichever is shorter, after a customer’s receipt of the Product. Vanderbilt shall notify PRO in writing of any hidden defect or non-conformity with the specification shown on Exhibit C within a two (2) years or the applicable statute of limitation, whichever is shorter, after Vanderbilt or the customer becomes aware of the hidden defect or non-conformity, but in any event within the statute of limitations for such claims. If PRO does receive timely notice, PRO shall arrange for and bear the cost of shipping the defective Product back to PRO and upon receipt of the Product and upon reasonable confirmation of the existence of such defect or non-conformity, shall, at its election either deliver at its own expense a replacement product to Vanderbilt or return to Vanderbilt the purchase price thereof. All costs of disposal of non-conforming or defective Products shall be borne by PRO provided PRO is notified of such defect or non-conformity within the time periods set forth in this paragraph 5.1.

THE FOREGOING WARRANTIES ARE THE ONLY WARRANTIES PROVIDED BY PRO WITH RESPECT TO THE PRODUCTS SOLD BY PRO TO VANDERBILT. THE PROVISIONS OF THE UCC DEALING WITH WARRANTIES ARE EXPRESSLY DISCLAIMED.

5.2 Indemnification. (a) PRO hereby agrees to indemnify Vanderbilt and hold it harmless from and against all claims, suits, damages, judgments, losses, amounts paid in settlement thereof and all costs and expenses (including reasonable attorneys’ fees and expenses) based upon, relating to, or arising out of (i) non-compliance by PRO with its obligations hereunder or a material breach of any provision herein; (ii) PRO’s negligence or willful misconduct; (iii) any personal injury, property damage or product liability claim or third-party claim; and/or (iv) a claim of any Intellectual Property infringement, including, but not limited to Trademark, Patent or Copyright infringement brought against Vanderbilt based upon Vanderbilt’s promotion or sales of the Product or any other requirements of this Agreement.

(b) Notwithstanding the provisions of paragraph 5.2, PRO shall not be responsible for those damages, claims or losses which Vanderbilt or third parties may suffer which are a direct result of modifications to the Product or Trademark without PRO’s written consent.

(c) Vanderbilt hereby agrees to indemnify PRO and hold it harmless from and against all claims, suits, damages, judgments, losses, amounts paid in settlement thereof and all costs and expenses (including reasonable attorneys’ fees and expenses) based upon, relating to, or arising out of (i) non-compliance by Vanderbilt with its obligations hereunder or breach of any provision herein; (ii) Vanderbilt’s negligence or willful misconduct; (iii) any personal injury, property damage or product liability claim and/or (iv) any third-party claim caused directly as a result of modifications to the Products by Vanderbilt or its employees or agents.

5.3 Customer Returns. It is the policy of Vanderbilt to accept the return of any product sold to its customers. Vanderbilt therefore expects its suppliers to cooperate with Vanderbilt to effect customer returns quickly, efficiently and safely. Attached hereto as Exhibit D is Vanderbilt’s Customer Return Goods Policy (the “Return Policy”). PRO agrees to cooperate with Vanderbilt on customer returns of the Product in accordance with the Return Policy. If a customer wishes to return a Product because the shelf life has expired or is about to expire, PRO further agrees that it will test a sample of the Product sent by the customer and, if possible, recertify the Product with an extended shelf life. If the shelf life of the Product cannot be extended, PRO agrees to take back the Product in accordance with the Return Policy.

ARTICLE VI

TRADEMARK, TRADE NAMES, PATENTS, KNOW-HOW

6.1 Ownership; No Infringement. Except as provided in the schedule attached as Exhibit E, PRO represents and warrants to Vanderbilt that the Trademarks, Trade Names, and Patents are owned by PRO or an Affiliate free and clear of all liens, encumbrances or claims and that PRO is free to make use of the Trademarks, Trade Names, and Patents and PRO knows of no (a) infringement thereof by others, or (b) infringement (or claims of infringement) by PRO of any of the trademarks, trade names, patents or of the intellectual property rights of others.

6.2 Use of Trademarks and Trade Names. In connection with Vanderbilt’s appointment as PRO’s distributor, PRO and/or its Affiliates grant to Vanderbilt a non-exclusive, non-transferable right, with out the right to sublicense, to use the Trademarks in the Territory for the limited purpose of marketing and selling the Products. Vanderbilt may place the Trademarks and Trade Names on its stationery, catalogues, promotional literature, advertising material and signs, but only in connection with the promotion and sale of the Products in the Territory. Any other use of the Trademarks and Trade Names by Vanderbilt shall be subject to prior written approval by PRO, except that Vanderbilt may be identified as the distributor of the Products on all labels and promotional materials without any such prior approval. Vanderbilt agrees to submit samples of proposed marketing materials or trademark usage to PRO for its review and approval, such approval not to be unreasonably withheld. Any actual usage of such Trademarks in marking materials, labeling and otherwise will be consistent with the samples received by PRO. Subject to the foregoing, Vanderbilt further agrees:

(a) Not to remove the Trademarks or Trade Names from the Products or packages containing the Products;

(b) Not to alter the Trademarks or Trade Names in any way;

(c) Not to apply any Trademarks or Trade Names or any labels, signs or markings of any kind other than additional labeling required by customers or governmental or regulatory authorities to the Products or use the same in connection with the Products, without prior written approval of PRO;

(d) To employ any symbol or notice with the Trademark which may be necessary to identify and protect the interests of PRO in the Trademark;

(e) Not to register or record as a trademark or domain name, or cause to be registered or recorded as a trademark or domain name, any PRO Trademark or Trade Name, in any country;

(f) That any and all goodwill created in any PRO Trademark or Trade Name belongs to, and is the property of, PRO in every country; and

(g) Indicate that the Trademarks and Trade Names are owned by PRO or its Affiliates as applicable.

6.3 Infringement. Should Vanderbilt discover any infringement of any of PRO’s Trademarks, Trade Names, Patents, Copyrights or Trade Secrets, or should Vanderbilt become aware of any claims of infringement relating thereto, Vanderbilt shall promptly notify PRO, and PRO shall decide, in its sole discretion, whether to take any action.

ARTICLE VII

TERM AND TERMINATION

7.1 Term; Termination by Either Party. This Agreement shall commence on the date hereof and terminate six (6) months after either party gives written notice of termination to the other at any time, with or without cause. This Agreement may also be terminated by an aggrieved party immediately upon written notice to the other (“Defaulting Party”) in the event that the Defaulting Party:

(a) commits a breach or default under this Agreement, which breach or default is not remedied within thirty (30) days after written notice of the facts surrounding such breach is delivered to the Defaulting Party; or

(b) is unable to meet its debts as they fall due or enters into liquidation or dissolution or becomes bankrupt or insolvent, or if a trustee or receiver is appointed for such party, whether by voluntary act or otherwise, or if any proceeding is instituted by or against such party under the provisions of any bankruptcy act or amendment thereto which results in the entry of any order for relief against it which is not stayed or remains active for a period of sixty (60) days, or if it enters into a voluntary arrangement with its creditors.

7.2 Cessation of Deliveries. Upon termination of this Agreement, PRO may restrict or stop deliveries of the Products to Vanderbilt, other than deliveries on orders already received at the time of the notice of termination; provided, however, that in the event of termination without cause by PRO pursuant to the first sentence of Section 7.1 above, PRO shall make the Products available to Vanderbilt in order to enable Vanderbilt to maintain its normal delivery commitments to third parties for up to six (6) months after termination provided Vanderbilt so requests within forty-five (45) days of notice of termination and provided further that at all times during the post termination period Vanderbilt is current on its uncontested payment obligations to PRO.

7.3 Disposition of Inventory Upon Termination. Upon termination of this Agreement, except to the extent otherwise required for continued deliveries pursuant to Section 7.2 above, (a) all of Vanderbilt’s rights with respect to the Trademarks, Trade Names, Shared Know-How, Confidential Information and Patents shall immediately cease, (b) provided the termination is not based on Vanderbilt’s default, PRO shall i) purchase from Vanderbilt all advertising and printed matter relating to the Products, and ii) shall repurchase all of Vanderbilt’s inventory of Products. The cost for said advertising, printed matter and inventory shall be the price originally paid by Vanderbilt including any freight, insurance during shipping, sales tax and import duties.

7.4 Limitation of Damages. If either party hereto shall terminate this Agreement in accordance with its terms, the non-terminating party shall have no claim or cause of action by reason of such termination, whether for loss of anticipated profits, loss of good will or otherwise.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1 Entire Agreement. This Agreement (including Exhibits A through E attached hereto and incorporated herein) constitutes the entire agreement between the parties relating to the distribution of Products in the Territory; it supersedes all prior agreements and understandings between the parties relating to that subject, either oral or written, all of which are hereby expressly terminated; and this Agreement cannot be modified, except in a writing signed by both parties hereto.

ALL PURCHASE ORDERS AND ACKNOWLEDGMENTS THAT MAY BE USED BY THE PARTIES HERETO TO ORDER OR ACKNOWLEDGE ORDERS FOR PRODUCTS HEREUNDER SHALL BE FOR RECORD PURPOSES ONLY. IN THE EVENT OF ANY DISCREPANCY OR CONFLICT BETWEEN THE TERMS THEREOF AND OF THIS AGREEMENT, THE TERMS OF THIS AGREEMENT SHALL PREVAIL.

8.2 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party hereto, except that either party may assign this Agreement to a wholly-owned subsidiary or Affiliate without first obtaining the written consent of the other party.

8.3 No Waiver of Terms. Neither the failure of either party hereto to require the performance of any term of this Agreement, nor the waiver by either party of any breach under this Agreement, shall prevent a subsequent enforcement of any such term or be deemed a waiver of any subsequent breach.

8.4 Headings. The headings set forth herein are for convenience of reference only and shall not be considered to limit or amplify the terms and provisions hereof, nor shall they be examined or referred to in construing or interpreting this Agreement.

8.5 Severability. In the event any one or more of the agreements, provisions or terms contained herein shall be declared invalid, illegal or unenforceable in any respect, such agreement, provision or term shall be enforced to the extent permitted by law and the validity of the remaining agreements, provisions or terms contained herein shall be in no way affected, prejudiced or disturbed thereby.

8.6 Force Majeure. Neither of the parties hereto shall be responsible for or liable to the other party for any damage or loss of any kind, directly or indirectly, resulting from fire, flood, explosion, riot, rebellion, revolution, war, labor trouble (whether or not the fault of either party hereto), requirements or acts of any government or subdivision thereof, or any other similar cause beyond the reasonable control of the party. The occurrence and the termination of any such event shall be promptly communicated to the other party. . If after sixty (60) days, Force Majeure events cause default of obligations hereunder by a party, the non-defaulting party may immediately terminate after providing the defaulting party with notice.

8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law principles of such State.

8.8 Arbitration. Any and all claims, disputes, controversies or differences arising out of, or in connection with, this Agreement, which cannot be settled satisfactorily by means of negotiation between the parties, shall be submitted to arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association; provided, however, that this clause shall not be construed to preclude either party from bringing any action in any court of competent jurisdiction for injunctive or provisional relief, as necessary or appropriate. The arbitration proceeding shall take place in Delaware. The parties shall, in accordance with the Rules, appoint a mutually-agreed-upon arbitrator. The decision of such arbitrator shall be final and binding upon the parties and judgment thereon may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of the award or order of enforcement, as the case may be.

8.9 Notices. All notices, requests, demands and other communications made hereunder shall be in writing and shall be deemed duly given on the date of receipt if personally delivered or five days after mailing if sent by mail, postage prepaid, to the addresses set forth below or to such other address or person as either party may designate by notice to the other party hereunder:

If to Vanderbilt, to:	R. T. Vanderbilt Company, Inc.
30 Winfield Street
Norwalk, Connecticut 06855
Attention: Corporate Counsel

If to PRO, to:	Fulbright & Jaworski L.L.P.
2200 Ross Avenue
Suite 2800
Dallas, Texas 75201
Attention: David H. Tannenbaum

8.10 Counterparts. This Agreement may be executed in separate counterparts with the same effect as if both parties had executed the same document. All such counterparts shall be construed together and shall constitute one agreement.

IN WITNESS WHEREOF, the parties have caused the due execution of this Agreement on the day first above written.

R. T. VANDERBILT COMPANY, INC.

By:
Title:

VANDERBILT INTERNATIONAL, Sarl

By:
Title:

Platinum Research Organization, Inc.

By:
Title: